Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES $0.015 INCREASE IN QUARTERLY DISTRIBUTION

Monday, July 17, 2017	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.74 per unit for the period from April 1, 2017 through June 30, 2017, representing a $0.015 increase over the previous quarter. The distribution is payable on August 8, 2017 to unitholders of record on July 31, 2017.

“This distribution is our seventh consecutive increase.  It reflects a 2.1% increase over the previous quarter and a 7.2% increase over the distribution paid for the second quarter of 2016,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “This accelerated rate of distribution growth was supported by the recent completion of our Collins Phase I expansion project, in which we placed 2.0 million barrels of new contracted storage into service.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Contact:          Frederick W. Boutin, CEO

Robert T. Fuller, CFO

303-626-8200

-END-

1670 Broadway • Suite 3100 • Denver, CO  80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO  80217-5660

www.transmontaignepartners.com